Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Plan Administrator
Employees’ Savings Plan, Employee Stock
 Ownership Plan and Defined Company Contribution
 Plan of Consumers Energy Company
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58686), pertaining to the Employees’ Savings Plan, Employee Stock Ownership Plan and Defined Company Contribution Plan of Consumers Energy Company (the “Plan”) of our report dated June 26, 2008, with respect to the statement of net assets available for benefits of the Plan as of December 31, 2007, the related statement of changes in net assets available for benefits for the year then ended, and the related December 31, 2007 supplemental schedules, which report appears in the Plan’s December 31, 2007 annual report on Form 11-K.
/s/ Rehmann Robson, P.C.
Rehmann Robson, P.C.
Jackson, Michigan
June 26, 2008